Exhibit 99.(13)(g)(2)

Schedule A

Dated January 29, 2014

To The

Expense Limitation Agreement

Dated January 25, 2013

Between

Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Contractual Limit	Termination Date
Touchstone Sands Capital Select Growth	A	0.25%	January 30, 2015
	C	0.25%	January 30, 2015
	Y	0.25%	January 30, 2015
	Z	0.25%	January 30, 2015

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:
Steven M. Graziano
President

By:
Terrie A. Wiedenheft
Chief Financial Officer